Exhibit 16.2

For Immediate Release

Press Contacts:        Charles T. Jensen                  David A. Kaminer
                       NeoMedia Technologies, Inc.        The Kaminer Group
                       +(239) 337-3434                    +(914) 684-1934
                       cjensen@neom.com                   dkaminer@kamgrp.com

           NeoMedia to Distribute PPG Auto Refinish Products in China

FT. MYERS, Fla., and PITTSBURGH, Dec. 15, 2005 - NeoMedia Technologies, Inc. (OTC BB: NEOM), said today it has signed a contract with PPG Industries, Inc. (NYSE: PPG), through PPG Paints Trading (Shanghai) Co. Ltd., a 100% owned subsidiary of PPG, to distribute PPG Auto Refinish products throughout the People's Republic of China via Jinche Yingang Auto Technological Services Limited.

       NeoMedia President and CEO Charles T. Jensen said his company will distribute to Beijing Sino-US Jinche Yingang Auto Technological Services Limited (Jinche Yingang Automobile Co.), a joint venture based in Beijing, which operates under the laws of the People's Republic of China. Based in Beijing, Jinche Yingang specializes in automobile sales, financing, insurance and repair.

       Mike Horton, general manager for PPG Auto Refinish Asia Pacific, said he and his company are "excited to be involved in this new venture and look forward to working closely with NeoMedia."

       "China continues to offer real growth opportunities in the Automotive Aftermarket," he said. "Choosing the right distribution partners is key to capturing those opportunities, we are confident we have made a good choice with NeoMedia." An Auto Aftermarket in its Infancy

       "The automotive aftermarket in China is in its relative infancy," Mr. Jensen said. "We believe it presents a world of opportunity to NeoMedia and everyone now getting involved.

       "Gaining the confidence and distribution business from PPG, a known and respected worldwide leader in auto refinishes as well as a variety of technology-based products and services, allows NeoMedia to step to the fore in presenting our wares and credentials to this market.

       "Pang Gui-San, the chairman and CEO of Jinche Yingang, has personally expressed his excitement about offering the prestigious PPG Auto Refinish line through his service centers," Mr. Jensen said.

       In addition to buying and using PPG Auto Refinish products from NeoMedia, Mr. Jensen said that Jinche Yingang will also serve as a non-exclusive distributor and user of NeoMedia's high technology Micro Paint Repair products and systems at its automotive service facilities throughout China.

About NeoMedia Micro Paint Repair, Inc.
NeoMedia Micro Paint Repair, Inc., is a business unit of NeoMedia Technologies, Inc. Formerly known as CSI International Inc. (www.micropaint.net), the company specializes in products and services for the worldwide micro paint repair industry, including a system and processes utilizing proprietary technology.

About NeoMedia Technologies, Inc.
NeoMedia Technologies, Inc. (www.NEOM.com), is a developer and international marketer of software and patented technologies, including PaperClick(R) for Camera Phones(TM), PaperClick(TM) and the PaperClick Mobile Go-Window(TM) which link products, print and physical objects directly to targeted online data. NeoMedia also offers expertise in homeland security and e-authentication applications, and its Systems Integration Group specializes in providing expert-based IT consulting, hardware, and software solutions.

About PPG Industries
Pittsburgh-based PPG is the leading maker of transportation coatings worldwide and the largest manufacturer of automotive glass for original-equipment and replacement applications in North America. Additionally, PPG is a leading global supplier of specialty and industrial chemicals, coatings, flat and fabricated glass and fiber glass. With 108 manufacturing locations and equity affiliates in 23 countries, sales in 2004 were US$9.5 billion.

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This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

PaperClick is a registered trademark, and PaperClick For Cell Phones and PaperClick Mobile Go-Window are trademarks of NeoMedia Technologies, Inc. Other trademarks are properties of their respective owners.